EXHIBIT 23-D


Adams, Harkness & Hill, Inc.



AH&H



November 17, 1997

Electro Scientific Industries, Inc.
13900 NW Science Park Drive
Portland, OR  97229-5497

Attention:  Donald R. VanLuvanee - President and Chief Executive Officer

Gentlemen:

Pursuant to your request, we hereby consent to the use of our name and to the summary of our opinion under the captions "SUMMARY: Fairness Opinion of AISI Financial Advisor" and "FAIRNESS OPINION OF AISI FINANCIAL ADVISORS," and to the reproduction of our opinion letter as Annex B to the Prospectus/Information Statement of Electro Scientific Industries, Inc., which is made part of a Registration Statement on Form S-4 of Electro Scientific Industries, Inc. for the registration of 1,200,000 shares of its common stock, without par value.


Yours Truly,

ADAMS, HARKNESS & HILL, INC.


By: THEODORE L. STEBBINS
    ------------------------------
    Theodore L. Stebbins
    Managing Director


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